EXHIBIT 2.1




                           DATED            APRIL 1999
                           ---------------------------




                                   THE SELLERS


                                       AND

                                  VUMAN LIMITED

                                       AND

                             CYBEROPTICS CORPORATION

                                       AND

                                  3i GROUP PLC


                         -------------------------------

                                    AGREEMENT
                        FOR THE SALE AND PURCHASE OF THE
                         ENTIRE ISSUED SHARE CAPITAL OF
                                 KESTRA LIMITED

                         -------------------------------




                                DORSEY & WHITNEY
                                  VERITAS HOUSE
                              125 FINSBURY PAVEMENT

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                                 LONDON EC2A 1NQ

                               TEL: 0171 588 0800



                    AGREEMENT FOR SALE AND PURCHASE OF SHARES

DATE          APRIL 1999

PARTIES

(1) The several persons listed in Schedule 1 other than 3i Group Plc (the "SELLERS");

(2) CYBEROPTICS CORPORATION incorporated under the laws of Minnesota the principal place of business is at 5900 Golden Hills Drive, Minneapolis, MN, 55416, USA (the "PURCHASER");

(3) VUMAN LIMITED (incorporated under company number 1594344) whose registered office is situate at Skelton House, Manchester Science Park, Lloyd Street, Manchester M15 6SH ("Guarantor"); and

(4) 3i GROUP PLC (incorporated under company number 1142830) registered office 91 Waterloo Road, London SE1 8XF ("3i").

IT IS AGREED AS FOLLOWS:

1        DEFINITIONS

1.1      GENERAL DEFINITIONS

         In this agreement, the following definitions apply:

         "3i SHARES"

                  those Shares in the capital of the Company set out opposite 3i in Schedule 1;

         "ACCOUNTS"

                  the audited balance sheet and profit and loss account of each of the Company and the Subsidiary as at and for the period ended on the Accounts Date together with the notes director's and auditor's reports for that year being Warranted Document "Sup 37 and 38";


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         "ACCOUNTS DATE"

                  31st July, 1998;

         "ACCOUNTING STANDARDS"

                  the statements of standard accounting practice referred to in
                  Section 256 of the Companies Act issued by the Accounting Standards Board Limited or such other body as may prescribed thereunder prior to the date hereof by the Secretary of State from time to time including (without limitation) the statements of standard accounting practice issued by the Accounting Standards Committee and since adopted by the Accounting Standards Board Limited and any financial reporting statements issued prior to the date hereof by the Accounting Standards Board or such other body as aforesaid;

         "ACQUIRED INTELLECTUAL PROPERTY"

                  the New Grey Modelling software assigned to the Company under the Software Agreement (and as defined therein);

         "AGREED FORM"

                  in a form agreed by and initialled by or on behalf of the relevant parties;

         "'A' ORDINARY SHARES"

                  means the 'A' ordinary shares of (pound)1.00 each in the capital of the Company;

         "AUDITORS"

                  KPMG, Chartered Accountants, St. James Square, Manchester M2 6DS;

         "'B' ORDINARY SHARES"

                  means those "B" Ordinary Shares of (pound)1.00 each in the capital of the Company;

         "BUSINESS"

                  the development of products (including software) to Inspect Industrial Assemblies;

         "BUSINESS DAY"

                  a day other than Saturday, Sunday or a public holiday or bank holiday in England and Wales or the United States of America;


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         "BUSINESS REPORTS"

                  means the Restricted Product Report and the Intellectual Property Report;

         "CLAIM"

                  a Warranty Claim and/or a Tax Deed Claim;

         "CLOSING BALANCE STATEMENT"

                  means the statement of the net liabilities of the Company and VDL prepared by the Sellers immediately prior to Completion;

         "COMPANIES ACT"

                  the Companies Act 1985;

         "COMPANY"

                  Kestra Limited, details of which are set out in PART 1 of
                  SCHEDULE 2;

         "COMPLETION"

                  completion of the sale and purchase of the Shares in accordance with CLAUSE 6;

         "COMPLETION DATE"

                  the time and date originally set for Completion pursuant to CLAUSE 6 or if the Completion is deferred pursuant to that CLAUSE 6 the time and date to which Completion is deferred;

         "COMPROMISE AGREEMENT"

                  means the Compromise Agreement between the Company and John Tinning dated 6 April 1999;

         "CONNECTED PERSON"

                  a connected person as defined in section 839 of the Taxes Act;


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         "CONSIDERATION"

                  the aggregate amount of US$9,040,012.21 (converted to (pound)5,628,899.26) being the cash payable by the Purchaser to the Sellers and 3i for the Shares;

         "CONSULTANCY AGREEMENTS"

                  the consultancy agreements in the Agreed Form to be entered into at Completion between the Company and each of Dr. Cootes and Professor Taylor;

         "CONTRIBUTION AGREEMENT"

                  a contribution agreement dated 1 April 1999 and made between the Warrantors and certain of the Sellers;

         "COVENANTORS"

                  each of Michael Bowes, John Tinning, Christopher Brook Jackson and MTD;

         "DIRECTORS"

                  the persons listed as directors of the Company at the date of this agreement in PART 1 of SCHEDULE 2;

         "DISCLOSED"

                  fairly and clearly disclosed to the Purchaser in the Disclosure Letter and for the purpose of this definition the expression "FAIRLY AND CLEARLY" means that a matter shall be disclosed only to the extent that it has been disclosed with sufficient particularity to enable a purchaser to have a reasonable understanding of the nature of the matters disclosed and of the qualifications to the Warranties thereby made;

         "DISCLOSURE LETTER"

                  a letter of the same date as this Agreement in the Agreed Form from the Warrantors to the Purchaser qualifying the Warranties;

         "ENVIRONMENT"

                  all or any of the air, water and land including air within buildings and other natural or man-made structures above or below ground;

         "ENVIRONMENTAL LAW"


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                  all statutes, statutory instruments, common law, directly
                  applicable provisions of treaties, regulations, directives (to the extent that they have been implemented by legislation) and other national and local laws (including part IIA of the Environmental Protection Act 1990); all codes of practice and guidance notes having mandatory effect and issued by any supranational, national or local governmental authority; all judgements, orders, instructions or awards of any court of competent authority, in each case relating to the Environment or the health of humans, animals or plants, as the same are in force at the date of this Agreement but including for the avoidance of doubt, Part IIA of the Environmental Protection Act, 1990 as if the same was fully in force at the date hereof;

         "ENVIRONMENTAL PERMITS"

                  any permits, licenses, consents or other authorisations required under Environmental Law for the carrying on of each Group Company's operations and the occupation and use of the Properties by the Group;

         "ENVIRONMENTAL REPORTS"

                  all surveys, audits, investigations and reports relating to the Properties and/or the Group's compliance with Environmental Law and Environmental Permits;

         "ESCROW RELEASE DATE"

                  the first anniversary of Completion;

         "FRS"

                  a Financial Reporting Standard adopted or issued by the Accounting Standards Board Limited;

         "GROUP"

                  the Company and the Subsidiary;

         "GROUP COMPANY"

                  any company within the Group;

         "GROUP INTELLECTUAL PROPERTY"

                  the New Intellectual Property and the Acquired Intellectual Property;


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         "GUARANTEED LOAN NOTES"

                  means the guaranteed loan notes (in the agreed terms) for an
                  aggregate principal amount of (pound)[       ] UK to be issued
                  by the Purchaser to certain of the Sellers;

         "HEALTH AND SAFETY LAWS"

                  all statutes, statutory instruments, common law, directly applicable provisions of treaties, regulations, directives (to the extent that they have been implemented by legislation) and other national and local laws (including the Health and Safety at Work etc. Act 1974, the Management of Health Safety and Welfare Regulations 1992); all codes of practice and guidance notes having mandatory effect and issued by any supranational, national or local government authority; all judgements, orders, instructions or awards of any court or competent authority, in each case relating to the health and safety of those working for any Group Company (whether as employees or otherwise or visiting the Property or being otherwise affected by any Group Company or its servants or agents) as the same are in force at the date of this Agreement;

         "INITIAL CASH PAYMENT"

                  means the cash payment of $7,942,835.22 US to be made to the Sellers on account of the Consideration pursuant to the provisions of clause 4.1;

         "INSPECT INDUSTRIAL ASSEMBLIES"

                  the examination of an article by means of analysis of energy reflected from or transmitted through the article (or examination of an article by substantially similar means) which article is produced in a factory, workshop or similar manufacturing facility;

         "INTELLECTUAL PROPERTY"

                  patents, trade marks, rights in design (registered and unregistered) copyright (including rights in computer software), business or trade names and all other industrial or intellectual property or other rights or forms of protection of a similar nature or having similar effect in any part of the world and rights in and in relation to them and, where appropriate, applications for any of them and the right to apply for any of them;

         "INTELLECTUAL PROPERTY REPORT"

                  means the report on Intellectual Property prepared by the Sellers Solicitors dated 1 April 1999;


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         "INVESTMENT AGREEMENTS"

                  those investment agreements dated 30th December 1996, 20th May 1998 and 2nd November 1998 made between the Company, 3i and the Sellers;

         "INVESTORS"

                  a holder of securities listed on a recognised stock exchange (as defined in section 82(1) of the Income and Corporation Taxation Act 1988) or of shares allotted under a prospectus issued pursuant to the Business Expansion Scheme, provided that such holding does not exceed five (5) per cent of any class of securities of which the sound holding forms part;

         "JOINT ACCOUNT"

                  the Joint interest bearing US dollar account in the joint names of the Sellers' Solicitors and the Purchaser's Solicitors to be dealt with in accordance with CLAUSE 5;

         "KEY EMPLOYEE"

                  any director, officer, executive or senior manager of, or other Senior Employee responsible for devising new products or services or having regular access to trade secrets or confidential information;

         "KNOW HOW"

                  all inventions, designs, techniques and other processes and information and know-how owned by the Sellers and/or used by any member of the Group in connection with the Business;

         "LEASE"

                  in relation to the Property the lease under which it is held and any documents which are supplemental to that lease;

         "LICENSED INTELLECTUAL PROPERTY"

                  University Software and any other Intellectual Property which is licensed to a Group Company;


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         "LTCA"

                  the Landlord and Tenant (Covenants) Act 1995;

         "MANAGEMENT ACCOUNTS"

                  the management accounts of each of the Company and the Subsidiary dated 1 September 1998 to 28 February 1999;

         "MTD"

                  Manchester Technology Developments Limited (registered number 3108263) whose registered office is a Skelton House, Manchester Science Park, Lloyd Street North M15 6SH;

         "NEW INTELLECTUAL PROPERTY"

                  means all Intellectual Property devised or created or acquired by the Group since 31st December 1996;

         "PENSION FUND"

                  the trustees of the pension fund of Victoria University of Manchester;

         "PROJECT TEAM"

                  the Purchaser's project team being each of Steve Quist, Mike Wetle, Scott Larson, Kathy Howard, Pam Lampert, Dave Fishbaine, Angela Gilchrist, David Judd, Mustofa Kave, and Bob Ries plus the Purchaser's Solicitors and PriceWaterhouseCoopers;

         "PROPOSED PRODUCTS"

                  the automated visual inspection system currently being developed by the Company;

         "PROPERTY"

                  the property listed in SCHEDULE 3;


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         "PURCHASER'S GROUP"

                  the Purchaser and its subsidiaries from time to time including, after Completion, the Group;

         "PURCHASER'S GROUP COMPANY"

                  any company within the Purchaser's Group;

         "PURCHASER'S SOLICITORS"

                  Messrs. Dorsey & Whitney of Pillsbury Centre South, 220 South Sixth Street, Minneapolis, MN 55402-1498;

         "RELATED PERSONS"

                  the Sellers other than the Warrantors and the Pension Fund;

         "RESTRICTED PERSONS"

                  those persons who are the Warrantors and/or Vuman;

         "RESTRICTED PRODUCTS"

                  products of a type which up to the Completion Date have been or are in the process of being designed, produced, marketed and/or sold or otherwise dealt with in by or on behalf of the Group in the ordinary course of the Business;

         "RESTRICTED PRODUCT REPORT"

                  means the report in respect of the capabilities of the restricted products dated 24 March 1999 and prepared by M A Bowes and C B Jackson;

         "RTPA"

                  the Restrictive Trade Practices Acts 1976 and 1977;

         "SELLERS' ACCOUNTANTS"

                  KPMG, St James Square, Manchester M2 6DS;

         "SELLERS' REPRESENTATIVE"


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                  Messrs. Eversheds Solicitors, Cloth Hall Court, Infirmary
                  Street, Leeds, LS1 2JB;

         "SELLERS' SOLICITORS"

                  Messrs. Eversheds Solicitors, Cloth Hall Court, Infirmary Street, Leeds, LS1 2JB;

         "SENIOR EMPLOYEE"

                  an employee whose basic exceeds (pound)25,000;

         "SERVICES"

                  services of a type which within the 24 months up to the Completion Date have been provided and/or marketed by the Sellers and/or Group Company in the ordinary course of the Business carried on by the Company or the Subsidiary;

         "SERVICE AGREEMENTS"

                  the service agreements in the Agreed Form to be entered into at Completion between the Company and each of M. Bowes, C. B. Jackson, Andrew Hill, Adrian Ratter, Stuart Solloway and Andrew Yates;

         "SHARES"

                  1,217,052 Preference Shares of (pound)0.01 each, 62,815 "A" Ordinary Shares of (pound)1.00 each, 52,632 "B" Ordinary Shares of (pound)1.00 each, and 32,895 Ordinary Shares of (pound)1.00 each issued in the capital of the Company;

         "SHARE OWNERSHIP WARRANTIES"

                  the warranties contained in paragraph 17 of Schedule 4;

         "SOFTWARE AGREEMENT"

                  the Software Agreement dated 30 December 1996 entered between
                  (1) Victoria University of Manchester (2) Manchester Technology Developments Limited (3) Visual Automation Limited
                  (4) the Company (as amended by a supplemental agreement);

         "SSAP"


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                  a Statement of Standard Accounting Practice issued by the
                  Accounting Standards Committee and adopted by the Accounting Standards Board Limited;

         "SUBSIDIARY"

                  the company, details of which are set out in PART 2 of
                  SCHEDULE 2;

         "UNIVERSITY SOFTWARE"

                  the Software licensed by the Company from the University under the Software Agreement;

         "WARRANTIES"

                  the warranties made by the Warrantors in CLAUSE 7 in relation to the statements set out in SCHEDULE 4;

         "WARRANTORS"

                  each of the Covenantors (jointly and severally);

         "WARRANTORS REPRESENTATIVE"

                  Michael Bowes or such other person nomianted by the Warrantors from time to time in writing to the Purchaser;

         "WARRANTY CLAIM"

                  any claim which would (disregarding the provisions of CLAUSE
                  8) be capable of being made by the Purchaser against the Warrantors for breach of any of the Warranties;

         "WARRANTED DOCUMENTS"

                  means the documents referred to in paragraph 2.2 of Part 1 of
                  Schedule 4.

1.2      TAX DEFINITIONS

         "EVENT"

                  an event as defined in the Tax Deed;


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         "FA"

                  the Finance Act 1996;

         "TAX" OR "TAXATION"

                  tax or taxation as defined in the Tax Deed;

         "TAX AUTHORITY"

                  a tax authority as defined in the Tax Deed;

         "TAX DEED"

                  the tax deed to be entered into the Agreed Form;

         "TAX DEED CLAIM"

                  a claim under the Tax Deed which would(disregarding the provisions of Clause 8 of this Agreement or Clause 4 of the Tax Deed) be capable of being made against the Covenantors under the terms of the Tax Deed;

         "TAXES ACT"

                  the Income and Corporation Taxes Act 1988;

         "TGGA"

                  the Taxation of Chargeable Gains Act 1992;

         "VAT"

                  United Kingdom value added tax;

         "VATA"

                  the Value Added Tax Act 1994.

2        INTERPRETATION

2.1      IN THIS AGREEMENT:

2.1.1 the contents and clause headings are for convenience only and do not affect its construction;


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2.1.2    words denoting the singular include the plural and vice versa;

2.1.3    words denoting one gender include each gender and all genders.

2.2 In this Agreement, unless otherwise specified or the context otherwise requires, a reference to:

2.2.1 a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality);

2.2.2 a document, instrument or agreement (including, without limitation, this agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or novated from time to time;

2.2.3 a clause or schedule is a reference to a clause of or schedule to this agreement and a reference to this agreement includes its schedules;

2.2.4 a paragraph is a reference to a paragraph of the schedule in which the reference appears;

2.2.5 a statutory provision is to be construed as a reference to such provision as amended, consolidated or re-enacted from time to time and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice) made under the relevant statute except to the extent that any amendment, consolidation or re-enactment coming into force after the date of this agreement would increase or extend the liability of any party to this agreement to any other party;

2.2.6 any statement qualified by the expression "to the best of the knowledge, information and belief of the Warrantors" or "so far as the Warrantors are aware" or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry by each of the Warrantors of each other and of John Tinning, Christopher Taylor, Philip Ternouth, Gordon Brown, Peter Schaeffer, Andrew Hill, the Seller's Solicitors and the Seller's Accountants but no further persons; and

2.2.7 all obligations entered into by two or more persons are joint and several unless expressly stated to the contrary.

3        SALE AND PURCHASE

3.1 Each of the Sellers and 3i shall sell and the Purchaser shall purchase the Shares (shown opposite the respective Sellers and 3i's name in Schedule 1) with effect from Completion.

3.2      Each of the Sellers severally covenants with the Purchaser that:


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3.2.1    the full legal and beneficial interest in his Shares will be transferred to the Purchaser at Completion on the terms set out in this Agreement;

3.2.2 his Shares will be sold free from all claims, liens, charges, equities, encumbrances and adverse rights of any description and together with all rights attached to them at the date of this agreement or subsequently becoming attached to them;

3.2.3 he shall (and shall each procure that any necessary third party shall) at his own expense, do, execute and perform all such further acts, deeds, documents and things as the Purchaser may reasonably request to vest all of his shares in the Purchaser and as may be reasonably requested from time to time in order to implement the provision of this Agreement.

3.3 Each of the Sellers waive irrevocably (and shall each procure the waiver of) all restrictions on transfer (including pre-emption rights) which may exist in relation to their Shares or the shares in any other Group Company under the articles of association of any Group Company or otherwise.

3.4 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the Sellers and 3i shall at the same time complete the sale of all of the Shares but completion of the purchase of some of the Shares will not affect the rights of the Purchaser with respect to the purchase of the other Shares.

3.5      3i agrees with the Purchaser that:

3.5.1 the full legal and beneficial interest in the 3i Shares will be transferred to the Purchaser at Completion on the terms set out in this Agreement;

3.5.2 the 3i Shares will be sold free from all claims, liens, charges, equities, encumbrances and adverse rights of any description and together with all rights attached to them at the date of this agreement;

3.5.3 3i waives irrevocably all restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares.

4        CONSIDERATION

4.1 The Consideration for the sale of the Shares shall be the sum of US$9,040,012.21:

4.2      At Completion the Purchaser shall on account of the Consideration:-

4.2.1 pay the Initial Cash Payment which shall be apportioned between the Sellers and 3i in the proportions set out opposite their names in
         Schedule 1;


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4.2.2    issue to the Sellers the number of Guaranteed Loan Notes set out opposite the name of the relevant Seller in Schedule 1;

4.2.3 pay the Retention Fund into the Joint Account pursuant to the provisions of clause 5.

         The Initial Cash Payment shall be payable to the Sellers and 3i (as appropriate) in the amounts set out next to each of their names in
         Schedule 1. These sums shall be paid by telegraphic transfer to the account in the name of the Seller's Solicitors with the National Westminster Bank Plc, sort code 60-60-05 Eversheds Clients Account No 140/00/08029776, the Sellers' Solicitor's Account (receipt for such amount being an absolute discharge to the Purchaser of its obligation to pay such amount).

4.3 The Purchaser shall also subscribe for ordinary shares in the capital of the Company to the value of UK(pound)1,471,748, with the intention that the Company use this subscription monies to repay all principal and interest outstanding to 3i and also pay a dividend to the preference share holders. The subscription by the Purchaser shall at all times be condition upon Completion.

5        RETENTION AND ESCROW ACCOUNT

5.1 As security for the Warrantors' obligations under the Warranties and the Tax Deed, the Sellers hereby agree with the Purchaser that out of the cash consideration payable pursuant to CLAUSE 4.1 the Purchaser shall pay in aggregate the sum of US$407,881.80 ("RETENTION FUND") such Retention Fund representing the aggregate amount of each of the sums contributed to the Retention Fund by the Sellers as set out opposite their names in Schedule 1, into a joint interest bearing deposit account ("JOINT ACCOUNT") with an agreed bank in the United States, (or elsewhere as the Warrantors and the Purchaser may agree) opened in the names of the Sellers' Solicitors and the Purchaser's Solicitors. Pending the opening of such account, the Retention Fund shall be held by the Seller's Solicitors. The Retention Fund shall be dealt with in accordance with CLAUSE 5.2.

5.2 The Sellers and the Purchaser hereby irrevocably instruct their respective Solicitors (and acknowledge that their solicitors may rely upon and act on such instruction) to make payment out of the Joint
         Account:

5.2.1 to the Purchaser of any sums which may be due to it as a result of any Claim by the Purchaser under or arising out of or in connection with this Agreement (or pursuant to clause 5.6 below), the Warranties or the Tax Deed having been Settled in favour of the Purchaser (as defined in CLAUSE 5.3) within 7 days of such matter having been Settled, together with interest accrued on the monies so paid to the Purchaser. Any sums paid pursuant to this clause 5.2.1 shall be made to the Purchasers Solicitors Trust Account at US Bank National Association, 601 2nd Avenue South, Minnepolis, MN 55402, ABA Routing Number 091000022; Account name Dorsey & Whitney Trust Account; Account Number 1602-3010-8765; marked "Ref:


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         310473/41:T Martin"; or by such other method as may be agreed between the parties. If made to the Purchasers Solicitors, and marked as aforesaid, such payments will be a good and sufficient discharge to the Sellers who will not be further concerned as to the application of monies so paid;

5.2.2 (Subject to CLAUSE 5.2.4) on the next Business Day following the Escrow Release Date to the Sellers' Solicitors at the Sellers' Solicitors Account or such other account nominated by the Sellers' Solicitors in writing to the Purchaser on behalf of such of the Sellers as are entitled thereto the balance if any, standing to the credit of such Retention Fund together with interest accrued on the monies so paid to the Sellers' Solicitors;

5.2.3 to the Sellers' Solicitors of any sums being the subject of any Claim by the Purchaser under or arising out of or in connection with this Agreement, the Warranties or the Tax Deed which is Settled in favour of the Warrantors on or after to the Escrow Release Date, together with interest accrued on such monies;

5.2.4 in the event that the Purchaser makes a claim or claims under or arising out of or in connection with this Agreement the Warranties or the Tax Deed and a writ is issued in respect of such claim or claims ("the Notice Date") then any specific amount or amounts claimed under an issued writ ("the Initial Claim Amount" or "the Final Claim Amount" if different) shall be retained in the Retention Fund (subject to clause 5.2.5) until the matter in respect of which the writ was issued has been Settled PROVIDED THAT in the event that such a writ is issued, but no statement of claim is filed on or before the date six months after the Escrow Release Date, then the specific amounts claimed under the writ issued shall be released to such of the Warrantors as are entitled thereto in accordance with CLAUSE 5.2.3 but such release of funds in the Joint Account shall be without prejudice to the Purchaser's rights against the Warrantors for breach of any of the Warranties;

5.2.5 If within 21 Business Days of the Notice Date (i) the Warrantors Representative has given written notice to the Purchaser that the Initial Claim Amount is not acceptable to the Warrantors (the "Warrantor Notification Date") and (ii) the Warrantors and the Purchaser have not agreed a mutually acceptable Initial Claim Amount, the Purchaser and the Warrantors shall seek a written opinion (the "Opinion") from a mutually acceptable counsel on the amount which he considers the Purchaser would be awarded by a competent court in respect of such claim (the "Final Claim Amount"). The Opinion shall be binding on the Purchaser and Warrantors, in relation to the determination of the amount to be retained in the Retention Fund, and shall be given by the relevant counsel as an expert and not as an arbitrator. The costs and disbursements of such counsel in preparing the Opinion shall be borne equally by each of the Warrantors and the Purchaser. If no agreement can be reached on a mutually acceptable counsel within 14 Business Days of the Warrantor Notification Date in accordance with this clause 5.2.5, the matter shall be referred to the President of the law Society of England and Wales, on the application of either party, who shall appoint a suitably qualified counsel.


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5.2.6    a Claim shall be regarded as "Settled" if either:

         (a) the Warrantors and the Purchaser (or their respective Solicitors) shall so agree in writing, such written agreement not to be unduly withheld or delayed following any oral agreement between the parties; or

         (b) a Court has awarded judgement in respect of the claim and either no right of appeal lies in respect of such judgement or the parties are debarred whether by passage of time or otherwise from exercising any such right of appeal or the parties in whose favour the right of appeal subsists fails to lodge such appeal within 28 days of such judgement;

5.3 The Warrantors and the Purchaser shall as and when necessary give such further instructions to their respective Solicitors as may be required in order to procure compliance with CLAUSE 5.2 hereof;

5.4 Where the Purchaser has a Claim which has been Settled (as defined above) in its favour then the Purchaser shall be entitled to require payment of the full sum due to it from the Warrantors, from the Retention Fund and such payment shall be made in accordance with CLAUSE
         5.2.1 without having regard to any individual monetary limitations on the Warrantors financial liability.

5.5 In the event that the moneys in the Retention Fund are insufficient to pay in full any moneys due to the Purchaser, the Purchaser shall be entitled to pursue the Warrantors jointly or severally for the balance of the moneys due to it.

5.6 In the event that any sum due to the Company from John Tinning pursuant to Clause 5.2. of the Compromise Agreement remains unpaid 30 days after the Company has given written notice to John Tinning that such sum is due, then the Purchaser shall be entitled to discharge John Tinning's liability to the Company (by making a corresponding payment to the Company) and recover the amount so paid to the Company out of the Retention Fund from the monies contributed to the Retention Fund by John Tinning and Dawn Tinning. For the avoidance of doubt nothing in this Clause 5.6 shall in anyway increase the total amount of the liability which John Tinning would have under Clause 5.2 of the Compromise Agreement.

6        COMPLETION

6.1      TIME AND PLACE OF COMPLETION

         Completion shall take place at either the offices of the Purchaser's Solicitors or the Seller's Solicitors immediately after signing of this Agreement, where the matters set out in SCHEDULE 5 shall apply.

6.2      FAILURE TO COMPLY

         If the Sellers shall fail fully to comply with any of their obligations under SCHEDULE 5 on the date fixed for Completion pursuant to CLAUSE 5.1, the Purchaser shall, without prejudice to any other rights or remedies which it may have, be entitled to:

6.2.1 defer Completion with respect to some or all of the Shares to a date not more than 28 days after that date (in which case the provisions of this CLAUSE 6.2 shall also apply to Completion as so deferred); or

6.2.2    rescind this Agreement; or

6.2.3    proceed to Completion so far as is practicable.

7        WARRANTIES

7.1 The Warrantors jointly and severally warrant and represent, to the Purchaser (for itself and as trustee for each Group Company) in the terms of the statements set out in SCHEDULE 4 as at the Completion Date with reference to the facts which then exist.

7.2 3i hereby warrants to the Purchaser in the terms of and the warranties set out in paragraph 17.4 of Schedule 4.

7.3 The Sellers acknowledge that the Purchaser in entering into this Agreement has relied on the Warranties and the Purchaser acknowledges to the Sellers and 3i that no reliance has been placed by it on any other warranty or representation.

7.4 The Sellers agree with the Purchaser (for itself and as trustee for each Group Company) (in the absence of fraud) to waive any right or remedy which the Sellers may have against any Group Company or (save in respect of the Contribution Agreement) any present or former director, employee or agent of any Group Company in connection with any representation, warranty, agreement or statement by any such person in relation to this Agreement and any other document to be executed in connection with it.

7.5 Each of the Warranties shall be construed as a separate and independent provision.

7.6 Save in the event of fraud none of the parties shall be entitled to rescind the Agreement after Completion.

7.7 Save as otherwise provided in this Agreement, no claim in respect of or arising out of the Warranties or any other provision of this Agreement shall be limited or otherwise affected and no amount recoverable in respect of any breach shall be reduced by any knowledge (actual or constructive) which the Purchaser has or is deemed to have in relation to any Group Company.

7.8      The Purchaser warrants to each of the Sellers and 3i that:

7.8.1 the Purchaser has and has duly exercised all power and authority necessary for it to enter into and perform its obligations under this Agreement, to constitute, issue and perform its obligations under or in respect of the Tax Deed and every other document or obligation to be entered into or performed by it under or pursuant to this Agreement;

7.8.2 it does not require (or has obtained) the consent of any person to enter into and perform the matters referred to in the preceding CLAUSE 7.8.1;

7.8.3 it has in all other respects taken all action necessary to authorise the execution, delivery and performance of this Agreement, the Tax Deed (subject to completion taking place) by it under or pursuant to this Agreement and all the same to, or will when executed, constitute lawful, valid obligations binding upon the Purchaser in accordance with their respective terms;

7.8.4 the execution, delivery and performance of or compliance with the provisions of this Agreement and the Tax Deed, will not cause or constitute any breach or default of or under any constitutional documents of the Purchaser or of any agreement relating to any borrowing of any kind or of any security instrument issued or granted by the Purchaser;

7.9 The liabilities of the Warrantors hereunder shall be limited in accordance with the provisions of Clause 8;

7.10 The Purchaser confirms to the Warrantors, that having made reasonable enquiry of the Project Team only, it is not actually aware of any matter which would at the date of this Agreement give rise to an actual Claim.

8        WARRANTY LIMITATIONS

8.1      MAXIMUM AMOUNT OF LIABILITY

8.1.1 The aggregate liability of the Warrantors (save in relation to John Tinning) for all Claims shall be limited to the aggregate consideration received by such Warrantors (other than MTD) and each of the Related Persons and MTD (in respect of the sale of its Ordinary Shares only) pursuant to this Agreement. John Tinning shall only be liable in relation to a Claim for an amount up to the consideration received by him and Dawn Tinning as set out opposite their names in Schedule 1.

8.1.2 Where the Trustees of the Pension Fund of Victoria University are trustees and are selling shares in such capacity, then their respective aggregate liability in respect of all claims under this Agreement shall be limited (so far as such liability would otherwise arise in consequence of the sale of such shares) to the amount of the relevant trust fund or estate for the time being in their hands and available to them to satisfy such liability. The Trustees shall be discharged from all liability under this Agreement if any continuing trustee or personal representative appointed in their place has entered or enters into a direct covenant with the Purchaser may reasonably require to be bound by an observe and perform the terms of this Agreement.

8.2      MINIMUM AMOUNT OF LIABILITY

         The Warrantors shall not have to make a payment in respect of a Claim unless the aggregate liability in respect of such Claim (when aggregated with the Warrantors' liability in respect of all other Claims made by the Purchaser or which would have been made but for the provisions of this Clause 8.2) (but excluding related interest and costs) in respect of all Claims exceeds (pound)50,000, provided that if such aggregate liability exceeds that amount, then the Warrantors shall be liable for the whole of the liability and not just the excess of such aggregate liability above the sum of (pound)50,000.

8.3      TIME LIMITS

         No claim shall be made against the Warrantors unless notice in writing is given to the Sellers' Representative by the Purchaser (giving reasonable details (having regard to information available to Purchaser at the time when the notice is given) of the specific matter in respect of which such Claim is made):-

8.3.1 on or before 31 December 2001 in respect of a Warranty Claim (other than in respect of a Warranty Claim relating to Taxation); or

8.3.2 on or before the date falling 6 years after the end of the current accounting period of the Company in respect of a Warranty Claim relating to Taxation or a Tax Deed Claim and in each case unless legal proceedings in respect of such Claim are commenced and served upon the Warrantors within nine months after such written particulars have been given to the Warrantors;

         or if a Claim is contingent, then if later within nine months after such Claim ceases to be contingent.

8.4      EXCLUSION OF CLAIMS

         The Warrantors shall have no liability in respect of any Warranty Claim to the extent arising from any matter, act, omission or circumstance Disclosed in the Disclosure Letter or in the documents annexed to it. For the avoidance of doubt, nothing in the Disclosure Letter shall, or shall be deemed to, be disclosed against warranty 2.4 of Part 1 of
         Schedule 4.

8.5      NON-APPLICABILITY IN THE EVENT OF FRAUD

         The exclusions and limitations set out in this CLAUSE 8 shall not apply in relation to Claims which are the consequence of fraud, or wilful concealment by the Sellers.

8.6 None of the limitations set out in this CLAUSE 8 shall apply in respect of any Claim by the Purchaser for breach of the Share Ownership Warranties.

8.7 The Warrantors shall have no liability in respect of any Warranty Claim relating to any matter to the extent that the Accounts or Management Accounts make a specific provision or reserve for the matter giving rise to the Warranty Claim.

8.8 Where the same fact or circumstances could give rise to more than one Warranty Claim or a Tax Deed Claim, the Purchaser shall not be entitled to recover more than once for the same loss, so that, in calculating the amount payable for breach of any of the Warranties or in respect of the Tax Deed account shall be taken of any amount paid under the other Warranties, or in respect of a Tax Deed Claim in respect of the same facts or circumstances.

8.9 The Warrantors shall not be liable in respect of any Warranty Claim if and to the extent that:

         (a) such breach or Claim occurs or increases as a result of the passing of, or changing, after the date of this Agreement, any legislation with retrospective effect; or

         (b) such liability would not have arisen but for a change after Completion in the Accounting Policies used in the Accounts PROVIDED THAT this limitation shall not apply where such change is necessary to conform with UK generally accepted accounting policies; or

         (c) such liability would not have arisen but for the voluntary act or omission of the Purchaser after Completion which (i) is outside the ordinary course of trade of the Group as carried on at Completion (and is not required pursuant to a legally binding commitment entered into prior to Completion or any requirement of law); and (ii) which the Purchaser actually knew or on the basis of the information Disclosed ought reasonably to have known would rise to a Warranty Claim;

         (d) to the extent that it relates to any loss for which the Purchaser or any Group Company (as the case may be) actually recovered from an insurer;

         (e) which would not have arisen but for anything expressly done or provided to be done or omitted to be done pursuant to this Agreement or which is otherwise done or omitted to be done at the specific written request or with the written consent of the Purchaser provided that the Purchaser should on the basis of information Disclosed, have been aware that this would (or would be likely to) have arisen;

         (f) to the extent that it relates to the Intellectual Property except only for such Claim as the Purchaser may have in consequence of any breach by the Warrantors of the Warranty contained in paragraphs 2.2, 10.3, 11 or 13 of Part 1 of
                  Schedule 4;

8.10 Notwithstanding the provisions of this Agreement, the Warrantors shall not be liable in respect of any Warranty Claim arising under the Warranties at Part 2 of Schedule 4 to this Agreement to the extent provided in paragraphs 4.1.1 to 4.1.14 inclusive of the Tax Deed.

8.11 In relation to any Warranty Claim, and without prejudice to the validity of the Warranty Claim, the Purchaser shall allow the Warrantors and their professional advisers (at the Warrantors' own cost) to investigate the matter or circumstance alleged to give rise to the Warranty Claim and the Purchaser shall at the request and cost of the Warrantors give such assistance as the Warrantors or their professional advisers may reasonably request for the purposes of such investigation, including upon reasonable notice and in normal business hours, access to and copies of any documents or other information in the possession of the Purchaser and (at reasonable times and upon reasonable notice) to enable the Sellers and/or their professional advisers to interview relevant personnel PROVIDED ALWAYS THAT any such rights of access and/or copying of documentation shall be limited to information concerning the Warranty Claim and shall not, for the avoidance of doubt, extend to any access to personnel, information or documentation the subject of legal or other privilege or which would otherwise not be subject to the Rules of the Supreme Court in respect of discovery.

8.12 Any amount recovered by the Purchaser from the Warrantors pursuant to Claim shall be treated as a reduction in the price received by the Warrantors for the Shares held by them and/or as a reduction received in consideration of giving the Warranties or covenants given by them as the case may be.

8.13     CONTINGENT CLAIMS

         The Warrantors shall not be liable for any Claim to the extent that it relates to a Claim based on a contingency until the contingency has become actual save that such a Claim, if made as a contingent claim prior to the expiry date of the relevant time limited contained in Clause 8.3, shall survive until the earlier of the date upon which the contingency becomes actual and the seventh anniversary of Completion.

8.14     RECOVERY AGAINST THIRD PARTIES

         If the Warrantors have paid to the Purchaser any amount in respect of a Warranty Claim and the Company or the Purchaser subsequently receives or recovers from a third party (including an insurer) a sum which is directly referable to such Warranty Claim, the Purchaser shall, as soon as reasonably practicable following such recovery, repay to the Warrantors as have made such payment to the Purchaser the lesser of the amount received from that Warrantor and the amount received from the third party in respect of such Warranty Claim, in each case less all reasonable costs incurred by the Purchaser in making such recovery.

8.15     CONDUCT OF WARRANTY CLAIMS

8.15.1 If the Purchaser receives notice of a claim by a third party ("Third Party Claim") against the Company, the Subsidiary or the Purchaser which constitutes or which the party obtaining notice of such matter, fact or circumstance ought reasonably to have known is likely to give rise to a Warranty Claim on the basis of information Disclosed the party receiving such notice shall notify the other(s) as soon as reasonably practicable, and not make any admission of liability, agreement or compromise in respect of such claim, without consultation with the other parties and the Purchaser shall, subject to the indemnity referred to in CLAUSE 8.15.2 below take all such steps as the Warrantors' Representative may reasonably require to resist, defend or otherwise compromise such Third Party Claim(including the appointment of solicitors nominated by the Warrantors) PROVIDED ALWAYS nothing in this CLAUSE 8.15.1 shall require the Purchaser to take or omit to take any action which, in the case of a, b or c below, following an opinion of Counsel (as set forth in this clause), is deemed to be or have (as appropriate):

         (a)      frivolous;
         (b)      vexatious;
         (c) on the balance of probabilities has less than a 50% change of success; or
         (d) in the Purchaser's reasonable opinion, would or would be likely to prejudice or materially interfere with the carrying on of the business of the Group or prejudice or materially interfere with the Group or the Purchaser's relationship with any tax authority;

         by reference in (a), (b) or (c) above, to an opinion obtained from a reputable Counsel of not less than five years standing practicing in London. In obtaining such opinion the Warrantors Representative and the Purchaser shall agree upon the identity of the barrister to be instructed (or in default of agreement to be appointed by the President of the Bar Council of England and Wales) and shall in addition agree upon the instructions to be provided.

8.15.2 The Warrantors shall indemnify and keep indemnified the Purchaser against and in respect of all costs incurred, charges, expenses, liabilities and damages for which the Purchaser or the relevant member of the Purchaser's Group becomes liable in respect of any action which is required to be taken by the Warrantors (or any of them) under CLAUSE 8.15.1.

8.15.3 The Purchaser shall keep the Warrantors' Representative informed of the progress and the defence of any Third Party Claim and shall consult with and (subject always to the proviso in CLAUSE 8.15.1 above) shall take such action as the Warrantors' Representative may reasonably require in accordance with CLAUSE 8.15.1 above.

8.16 The Purchaser acknowledges that nothing in this Agreement shall take away from its common law duty of mitigation.

9        RESTRICTIVE COVENANTS

9.1      RESTRICTIONS

         Each of the Restricted Person(s) other than John Tinning severally undertakes to and covenants with the Purchaser that he will not either on his own account or jointly with, or as manager, agent, officer or otherwise on behalf of, any other person, directly or indirectly:

9.1.1 for a period of 24 months from Completion carry on or be engaged or interested in any business in the United Kingdom, Europe, North America, Latin America, or the rest of the world which competes with the Business save that it may hold (alone or when aggregated with the holdings of any other Connected Person of the Restricted Persons) for investment up to 5 percent in aggregate of any class of securities listed or traded on a recognised investment exchange;

9.1.2 (without limiting the generality of CLAUSE 9.1.1) for a period of 24 months from Completion canvass, solicit or approach on behalf of a business which competes with the Business any person for the purpose of offering to that person Restricted Products or supply on behalf of a business which competes with the Business to any person who was:

         (a) provided with Restricted Products (including without limitation Restricted Products provided for alpha or beta testing or evaluation purposes) by the Company or any other Group Company at any time during the 24 months up to and including Completion; and

         (b) negotiating with the Company or any other Group Company for the supply of Restricted Products (including without limitation Restricted Products provided for alpha or beta testing or evaluation purposes) at any time during the year up to and including Completion;

9.1.3 (without Limiting the generality of CLAUSES 9.1.1 and 9.1.2) for a period of 24 months from Completion solicit or entice away or endeavour to solicit or entice away from the Company or any other Group Company any Senior Employee and/or any Key Employee with a view to inducing that person to leave such employment and to act for another employer which competes with (or intends to compete with) the Company or any Group Company;

9.1.4 at any time from Completion use the name "Kestra" or any similar name or any variation of it which is likely to be confused with it in connection with any business which competes with the Business;

9.1.5 at any time after Completion disclose (save to the extent required by law) or use, for his own benefit or that of any other person, any confidential information which is in his possession concerning the business or affairs of the Company or any other Group Company or of any person having dealings with the Company or any other Group Company.

9.1.6 at any time after Completion use the colour purple in conjunction with any product which is or could reasonably be construed as being a colourable imitation of any of Restricted Products.

9.2      REASONABLENESS

         The restrictions in CLAUSE 9.1 are considered to be reasonable by the parties for the legitimate protection of the business and goodwill of the Company and each Group Company but each of them is distinct and severable from the others and if at any time one or more of such restrictions is determined to be unenforceable (whether wholly or to any extent) the enforceability of the remaining restrictions (or the same restrictions to any other extent) shall not in any way be affected or impaired.

9.3 The restrictions in CLAUSE 9.1 are given to the Purchaser for itself and as trustee for the Company and each other Group Company and each of the Restricted Persons agrees that he will at the request and cost of the Purchaser enter into a further agreement with the Company and/or any relevant Group Company pursuant to which the Restricted Persons will accept restriction corresponding to the restriction to this Agreement (or such of them as the Purchaser in its absolute discretion shall deem appropriate). In exercising any right as trustee for the Company (or any other Group Company) under this Agreement, the Purchaser shall be entitled to limit the action it takes to such action as it may, in its absolute discretion, consider reasonable.

9.4 Each of the Restricted Persons other than John Tinning severally undertakes with the Purchaser that he will for a period of 30 months after Completion as soon as practicable refer to the Purchaser all enquiries which it receives from customers relating to the Business.

10       INFORMATION AND CONFIDENTIALITY

         Each of the Sellers severally undertakes to the Purchaser:

10.1 that he will at any time and from time to time after Completion at the reasonable request of the Purchaser give to the Purchaser on request all information in his possession concerning the dealings, transactions or affairs of the Company and each member of the Group and all Know-How; and

10.2 that he will not at any time after the date hereof take away, or (directly or indirectly) make use of or disclose or permit to be disclosed to any person (except as may be necessary to comply with any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, and only insofar as is strictly required by any such statutory obligation or order) any of the Know How, or any confidential information in any way relating to any clients, products, customers, suppliers, agents or any other persons who have or have had any dealings with the Group in relation to the Business ("CUSTOMER INFORMATION") and each Seller shall take all reasonable measures to ensure that no person make use of or disclose to any other person any of the Know How or Customer Information unless:

10.2.1 such Know-How or Customer Information has entered the public domain otherwise than by reason of the act or default of the Seller; or

10.2.2 such Know-How or Customer Information is provided after Completion to the Sellers or 3i by any third party who is under no obligation of confidentiality to the Purchaser or any member of the Purchaser's Group or the Group.

11       GUARANTEE

         GUARANTEE BY GUARANTOR

         The provisions of Schedule 7 will take effect as if set out herein.

12       ANNOUNCEMENTS

         Each of the parties undertakes that it shall not make any announcement or issue any circular or other publicity relating to the existence or subject matter of this Agreement without it being approved in writing by the Purchaser and the Warrantors' Representative as to its consent, form and manner of publication (such approval not to be unreasonably withheld or delayed).

13       OTHER PROVISIONS

13.1     COSTS

         Each of the parties shall pay its own costs and expenses (including legal fees and VAT (if any)) incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions contemplated by this Agreement.

13.2     POST-COMPLETION

         This Agreement shall remain in full force and effect after Completion in respect of all obligations, agreements, covenants and undertakings contained in or implied by this agreement which have not been done, observed or performed at or prior to Completion and in respect of all warranties, representations and indemnities contained in this Agreement.

13.3     VARIATION

         No variation of this Agreement shall be effective unless agreed in writing by or on behalf of each of the parties.

13.4     ENTIRE AGREEMENT

         This Agreement and any documents referred to in it contain the entire Agreement and understanding between the parties in relation to the matters contemplated by this Agreement and supersede all previous agreements between the parties in relation to such matters provided that the provisions of this clause 13.4 and clause 8 shall not exclude any liability which the Sellers or 3i would otherwise have to the Purchaser or any right which the Purchaser may have to rescind this Agreement in respect of any statements made fraudulently by the Sellers or 3i prior to the execution of this Agreement.

13.5     WAIVERS AND REMEDIES

13.5.1 Save as provided in Clause 8 no failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this Agreement of any party shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

13.5.2 All rights of each of the parties contained in this Agreement are in addition to all rights vested or to be vested in it pursuant to common law or statute.

13.6     SEVERABILITY

         Each of the provisions of this Agreement is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) shall not in any way be affected or impaired.

13.7     SUCCESSORS

         This Agreement shall be binding on and enure to the benefit of each party and its lawful successors and permitted assigns.

13.8     ASSIGNMENT

         This Agreement and the rights and obligations set out herein shall not be assignable in whole or in part save that the Purchaser may assign any of its rights ("the Rights") to any company associated with the Purchaser

         PROVIDED THAT:-

13.8.1 before such assignee ceases to be associated with the Purchaser it will first reassign the Rights to the Purchaser or any other company associated with the Purchaser and the Rights shall cease to be enforceable by such assignee with effect from the date it ceases to be associated with the Purchaser; and

13.8.2 the liability of the Sellers in respect of the Rights which are assigned shall be no greater than would have been the case had no such assignment taken place.

13.9     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same Agreement.

14       NOTICES

14.1 Each party may give any notice or other communication under or in connection with this Agreement by letter or facsimile transmission addressed to any other party. Any notice which the Purchaser gives to the Sellers' Representative shall be deemed to have been given to each Seller. The address for service of each party shall be the address set out in CLAUSE 14.3 or such other address within the United Kingdom for service as the addressee may from time to time notify to the other parties for the purposes of this clause.

14.2     Any such communication will be deemed to be served:

14.2.1 if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

14.2.2 if by letter, at noon on the Business Day after such letter was posted (or, in the case of airmail, 5 Business Days after such letter was posted) and, in providing service, it shall be sufficient to prove that the letter was properly stamped first class (or airmail), addressed and delivered to the postal authorities; and

14.2.3 if by facsimile transmission the Business Day following the day of transmission and provided that a copy of the fax is also sent to the other party by first class pre-paid recorded delivery post (or airmail) by way of confirmation and, in proving service, it shall be sufficient to produce a transmission report from the sender's facsimile machine indicating that the facsimile was sent in its entirety to the recipient's facsimile number.

14.3     Details of each party for service of notice are as follows:

14.3.1   THE PURCHASER
         c/o THE PURCHASER'S SOLICITORS         With copy to:

         Name: Dorsey & Whitney                 Cyberoptics Corporation

         Address: Veritas House, 125 Finsbury   Address: 5900 Golden Hills Drive
          Pavement,                             Minneapolis, MN 55416, USA
         London EC2A 1NQ
         Fax No: 0171-588-0555

         Tel No: 0171-588-0800                  Tel: 001 612 542 5000

         Attention: J.R. Byrne/A. Rimmington    Attention: S. Quist/M. Wetle

14.3.2   THE SELLERS

         c/o THE SELLERS' REPRESENTATIVE        With copy to:

         Name:      Eversheds                   the Warrantor's Representatives

         Address:   Cloth Hall Court,           Address: Kent House Cottage
                     Infirmary Street,          Harrogate Road
                    Leeds LS1 2JB               North Rigton LS17 0DS

         Fax No:    0113 245 6188

         Tel No:    0113 243 0391               Tel: 01423 734 771

         Attention: John Shinwell (Ref: C.JDS)  Attention: Mike Bowes

14.3.3   3i Group Plc

         Name:      The Regional Director

         Address:   Carlton House, 18 Albert Square, Manchester, M2 5PE

         Fax No:    0161 833 9182

         Tel No:    0161 839 3131

15       LAW AND JURISDICTION

15.1 This Agreement, and all disputes or claims arising out of or in connection with it, shall be governed by and construed in accordance with English law.

15.2 The parties irrevocably and unconditionally agree that the High Court of Justice in England shall have non-exclusive jurisdiction over all disputes or claims arising out of or in connection with this Agreement.

15.3 The Purchaser agrees that any legal action or proceedings against it arising out of or in connection with this Agreement, the Tax Deed or any other document entered into pursuant to the terms of this Agreement, including any writs, summonses, judgments or other notices of or in any legal process, shall be sufficiently served upon it if delivered to either (a) the Purchaser at the address listed on page 1 of this Agreement; or (b) any person for the time being held out as being a partner within the London office of the Purchaser's Solicitors; and anything so served shall be deemed to be served immediately the same is so delivered.

15.4 The Sellers' jointly and severally, and 3i for its own part only, agree that any legal action or proceedings against them arising out of or in connection with this Agreement, the Tax Deed or any other document entered into pursuant to the terms of this Agreement, including any writs, summonses, judgments or other notices of or in any legal process, shall be sufficiently served upon it if delivered to either
         (a) the Sellers and 3i at the addresses listed on in Schedule 1 to this Agreement; or (b) in respect of the Sellers only any person for the time being held out as being a partner within the Leeds office of the Sellers' Solicitors; and anything so served shall be deemed to be served immediately the same is so delivered.



IN WITNESS of which this Agreement has been duly signed and delivered on the date written at the beginning of this Agreement.

Schedules of names and allocation among selling shareholder, property and company locations will be submitted supplementally to the Securities & Exchange Commission upon request

                                   SCHEDULE 4

                                     PART 1

                               GENERAL WARRANTIES

16       INTERPRETATION

         In Part 1 of this Schedule 4 the following expressions shall have the following meanings unless inconsistent with the context:

         "the Company"  Notwithstanding the definition contained in the other parts of this Agreement, this definition shall be deemed to include a reference to the Subsidiary (individual details of which are set out in Schedule 2), as if the provisions of Part 1 of this Schedule were set out in full in respect the Subsidiary also.

17       INFORMATION SUPPLIED AND CAPACITY OF VENDORS

17.1 All information contained in Schedules 1, 2 and 3 of this Agreement is true and accurate.

17.2 The copy documents contained in the bundle of documents labelled and initialled for the purposes of identification by the Sellers' Solicitors and the Purchaser's Solicitors (the "WARRANTED DOCUMENTS") and described in the index to the Warranted Documents annexed to Disclosure Letter are complete and true copies of the originals.

17.3 Each of the Sellers has full power and authority to enter into and perform this Agreement and the Tax Deed and all other documents in the Agreed Form without requiring the consent of any person, and this Agreement and the Tax Deed and all other documents in the Agreed Form when executed, will constitute valid and binding obligations on each of the Sellers in accordance with the respective terms thereof.

17.4 The responses to the Purchaser's due diligence questionnaire annexed to the Disclosure Letter are true and accurate in all material respects.

18       ACCOUNTS AND RECORDS

18.1 So far as the Warrantors are aware the Company has at all times properly maintained all books, accounts and records of whatever kind required by law to be maintained and so far as the Warrantors are aware such books, accounts and records properly record all matters required by law to be entered therein and accurately present and reflect all matters necessary to comply with the provisions of the Companies Act 1985.

18.2     The Accounts:

18.2.1 complied with the requirements of the Companies Act and other relevant statutes and generally accepted accounting principles, SSAPs and FRSs, have been prepared on bases and principles consistent with those used in the preparation of the audited statutory accounts of the Company for the 3 financial years immediately preceding that which ended on the Accounts Date and gave a true and fair view of the state of affairs of the Company as at the Accounts Date and of its profit and loss and cash flow, and there has been no change in such policies in any of the accounting periods;

18.2.2 adequately disclosed all assets and made proper provision or reserve for all assets and liabilities (whether or not quantified or disputed) and properly provide for (or disclose by way of note) all contingent liabilities and capital commitments at the Accounts Date;

18.2.3 made proper provision for depreciation of the fixed assets of the Company having regard to their original cost and estimated life in accordance with SSAP 12; and

18.2.4 The Accounts made proper provision or reserve for all bad and doubtful debts of the Company at the Accounts Date;

18.3 The copy of the Management Accounts annexed to the Disclosure Letter is a true and complete copy and so far as the Warrantors are aware, the Management Accounts:

18.3.1 have been prepared on bases and in accordance with practices, policies and principles consistent with those adopted in preparing the previous management accounts of the Group in the period from 31 July 1997 to 28 February 1999 ("the Period") and are prepared on a cumulative basis for the Period; and

18.3.2 have been carefully prepared in good faith and fairly state the assets, liabilities and state of affairs of the Group for the period since 31 July 1998 to 28 February 1999 and made provision for the payment of (pound)39,000 on the sale of motor vehicles used by the Group, payable to Co-Operative Bank pursuant to the terms of leasing arrangements between the Group and Co-Operative Bank.

19       BUSINESS SINCE THE ACCOUNTS DATE

19.1     Since the Accounts Date:

19.1.1 each Group Company has carried on its business in the ordinary and usual course both as regards the nature, scope and manner of conducting the same and so as to maintain the same as a going concern;

19.1.2 each Group Company has paid its creditors within the times agreed with such creditors and there are no debts outstanding by such Group Company which have been due for more than six weeks and the Closing Balance Statement contains a list of all debts outstanding as at the date immediately prior to the Completion Date;

19.1.3 no Group Company has acquired, or agreed to acquire, on capital account any single asset having a value in excess of (pound)5,000 or assets having an aggregate value in excess of (pound)10,000;

19.1.4 no Group Company has disposed of, or agreed to dispose of, any asset having a value in excess of (pound)5,000;

19.1.5   no resolution of the shareholders of any Group Company has been passed;

19.1.6 no payment has been made to, or benefit conferred by any Group Company on any of the Sellers, save as specified in the Disclosure Letter pursuant to the terms of shareholders' employment or office;

19.1.7 no distribution of capital or income (including for the avoidance of doubt, any dividend) has been declared, made or paid or agreed or resolved to be declared, made or paid by any Group Company;

19.1.8 other than pursuant to the terms of this Agreement no loans have been made or repaid by any Group Company and no loan capital or loan has been or has become liable to be repaid by any Group Company in whole or in part;

19.1.9 none of the fixed assets of the Group shown in the Accounts and none acquired by any Group Company since the Accounts Date have been lost, materially damaged or destroyed;

19.2 no cash at hand or at bank or other fixed or current asset has been used to discharge indebtedness of the Group to 3i Group plc.

20       TRADING AND CONTRACTUAL ARRANGEMENTS

20.1 So far as the Warrantors are aware none of the contracts or obligations entered into by any Group Company is ultra vires the relevant Group Company or exceeds the powers of the directors to bind the relevant Group Company and so far as the Warrantors are aware, the relevant Group Company is not in default under any such contracts or obligations.

20.2 No Group Company is a party to any contract, transaction, obligation, commitment or liability which, whether by reason of its nature, term, scope, price or otherwise is or (so far as the Warrantors are aware) may be material in relation to its business, profits or assets and which in any case:

20.2.1 is in any way otherwise than in the ordinary course of the relevant Group Company's business of an unusual or abnormal nature, or not fully on an arm's length basis;

20.2.2 is of a long-term nature (that is to say incapable of performance in accordance with its terms within twelve months after the date on which it was entered into or undertaken);

20.2.3 cannot readily be fulfilled or performed by the relevant Group Company on time without undue or unusual expenditure of money or effort;

20.2.4 involves agency, distributorship, franchising, marketing rights, information sharing, manufacturing rights, servicing, maintenance; partnership, joint venture, consortium, or similar arrangements;

20.2.5 commits the relevant Group Company to capital expenditure in excess of (pound)10,000 in aggregate;

20.2.6 involves warranties, indemnities or representations given in connection with a sale of shares or a sale of undertaking, or is a guarantee or indemnity in respect of the obligations of a third party, under which any liability or contingent liability is outstanding.

20.3 Except pursuant to their terms of employment no sums of whatever nature are owing by any Group Company to any of the Sellers or any of the Directors or any person being a Connected Person of any of the Sellers or the Directors or any of them respectively.

20.4 So far as the Warrantors are aware, no Group Company has been a party to any transaction to which any of the provisions of sections 320 (substantial property transactions involving Directors, etc.), 322 (liability arising from contravention of section 320), or 330 (general restrictions on loans, etc. to Directors and persons connected with them) of the Companies Act may apply.

20.5 None of the Sellers nor any person being a Connected Person in relation to any Seller has any direct or indirect interest with any business which has a close trading relationship with that of any Group Company or which is or is likely to become competitive with the business of any Group Company.

20.6 There are no outstanding arrangements or understandings (whether legally binding or not) between any Group Company and any person who is a shareholder (or the beneficial owner or any interest in the relevant Group Company or in any company in which the relevant Group Company is interested) or any person who is a Connected Person of any such person relating to the management of the relevant Group Company's business, or the appointment or removal of the Directors, or the ownership or transfer of ownership, or the letting of any of the assets of the relevant Group Company, or the provision, supply, purchase or finance of goods, services or other facilities to, by or from the relevant Group Company or otherwise howsoever in relation to the Company's affairs.

20.7 No person is entitled to receive from the Company or any member of the Group any finders fee, brokerage or commission in connection with the sale of the Shares to the Purchaser, but to the extent any such person is entitled to such a fee, brokerage or commission, the Sellers and 3i shall discharge such liability and hold the Company harmless is in respect of the same.

21       ASSETS (OTHER THAN THE PROPERTY)

21.1 The Company was at the Accounts Date the owner with good legal and beneficial title to all the assets included in the Accounts and now so owns and has in its possession and under its control all such assets (save for current assets subsequently disposed of in the ordinary course of its business) and all assets acquired by it after the Accounts Date and all such assets are the sole and absolute property of the Company free from any charge, lien, encumbrance or equity and no other person has or claims any rights in relation to such assets or any of them and in particular all such assets are free from any hire purchase, leasing or rental agreement or agreement for payments on deferred terms or bill of sale.

21.2 In relation to any assets held by the Company which is the subject of any hire purchase, conditional sale, chattel leasing or retention of title agreement or otherwise belonging to a third party, so far as the Warrantors are aware no event has occurred which entitles or which upon intervention or notice by any third party may entitle any such third party to repossess the asset concerned, or terminate the agreement, or any licence in respect of the same.

21.3 Save in respect of the Subsidiary, the Company is not and has never been the holder or beneficial owner of nor has it agreed to acquire any share or loan capital of any other company (whether incorporated in the United Kingdom or elsewhere).

21.4 The Company is not entitled to the benefit of any debt otherwise than as the original creditor and is not and has not agreed to become a party to any factoring or discounting arrangement.

21.5 None of the debts due as at the Accounts Date remain unpaid at the date of this Agreement nor has any debt which has subsequently become due to the Company (or any part of any such debt) remained unpaid for more than two months after the due date for payment or been released or written off or proved to be irrevocable, nor is any such debt regarded as irrevocable and so far as the Warrantors are aware all the debts owing to the Company at Completion will be paid in full in the ordinary course of business and in any event not later than three months after Completion.

21.6 The assets owned or used by each Group Company comprise all the assets used by the relevant Group Company to carry out its business in the ordinary and usual course of trade.

22       EMPLOYEES AND AGENTS

22.1 Particulars of the identities, date of commencement of employment (or appointment of office) and terms and conditions of employment or office (including remuneration confidentiality and non-compete undertakings and any loan, bonus, commission, share incentives or profit sharing arrangement) of all the employees and officers of the Company are Disclosed in the Disclosure Letter.

22.2 The Company is not under any legal or moral liability or obligation to pay bonuses, pensions, gratuities, superannuation, allowances or the like to any of its past or present officers or employees or their dependents nor is it a party to any arrangement or promise to make or in the habit of making ex gratia or voluntary payments by way of bonus, pension, gratuity, superannuation, allowance or the like to any such persons and there are no schemes or arrangements for payment of retirement pension or death benefit or similar schemes or arrangements in operation or contemplated in relation to the Company.

22.3 No change has been made since the Accounts Date in the terms of employment of any person employed by the Company at the date of this Agreement, and the Company is not party to any contract or understanding to make any such change.

22.4 Save in respect of remuneration and expenses Disclosed in the Disclosure Letter in respect of the period since 31 July 1998 there are no amounts owing to any present or former officers or employees of the Company, and none of them is entitled to accrued holiday pay other than in respect of the Company's current holiday year.

22.5 No employee has been engaged by the Company on a salary of more than (pound)25,000 per annum since the Accounts Date and no person employed by the Company at or since the Accounts Date has ceased, or given or received notice to cease, to be so employed.

22.6 The Company has maintained suitable records regarding the service of each of its employees and complied with all agreements for the time being relating to them.

22.7 Since the Accounts Date and save to the extent (if any) to which provision or allowance has been made in the Accounts no actual liability has been incurred by the Company to make any redundancy payments or any protective awards or to pay damages or compensation for wrongful or unfair dismissal or for failure to comply with any order for the reinstatement or re- engagement of any employee and no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

22.8 The Company has not recognized any trade union or association of trade unions or any other organization of employees in respect of its employees or any of them.

23       INSURANCE

23.1 Copies of all the Company's insurances are attached to the Disclosure Letter and so far as the Warranties are aware there are no outstanding claims or circumstances likely to give rise to a claim thereunder and (so far as the Warrantors are aware) nothing has been done or omitted to be done which has made or could make any policy of insurance void or voidable or whereby the premiums are likely to be increased.

24       FINANCE AND WORKING CAPITAL

24.1 Full and accurate details of all cash balances, overdrafts loans or other financial facilities outstanding or available to the Company are contained in the Closing Balance Statement; and no person who provides any such facility has given any indication to any of the Warrantors that it may be withdrawal or its terms altered.

24.2 The details contained in the Disclosure Letter of the credit or debit balances on all the bank or deposit accounts of the Company were correct at the date stated in the Disclosure Letter and since such date there have been no payments out of any such accounts (including, without limitation, payments to discharge indebtedness of the Group to 3i Group plc) and the balances on such accounts are not now substantially different from the balances shown in the Disclosure Letter.

24.3 Save in respect of any sums owing in the ordinary course of the Business to 3i Group Plc which sums are to be repaid on Completion the Company has no borrowings.

25       PROPOSED PRODUCTS

25.1 So far as the Warrantors are aware, the Restricted Products (including without limitation "KESTRA PCB") comply fully with all applicable laws, regulations or standards in each case in their current form, and such Restricted Products are not faulty, defective or dangerous or not in accordance with any representation or contractual term, express or implied, relating to them.

25.2 The Company has not received any written complaint from any actual or potential customer undergoing evaluation of the Restricted Products, nor has the Company issued any credit note for an amount in excess of (pound)1,000.

25.3 The Business Reports have been prepared with due skill and care and all factual information contained within them was when given and is at the Completion Date true and accurate in all material respects (and supercede all earlier information about the Companies Products which may be contained in other Warranted Documents). All statements of opinion contained or referred to in the Business Reports have been honestly and reasonably made and are fair and reasonable in the circumstances. None of the Warrantors are aware of any fact or matter not disclosed with the Business Reports which may render such information untrue, incorrect or misleading in any material respect.

26       LITIGATION

26.1 Save for proceedings instituted by the Company for collection of monies owing to it in the ordinary course of business neither the Company nor any person for whose acts or omissions it may be vicariously liable is engaged in or subject to any civil, criminal or arbitration proceedings and, so far as any of the Warrantors are aware, there are no such proceedings pending or threatened by or against the Company or against any such person and there are no facts or existing circumstances likely to give rise to any such proceedings.

26.2 There is no unsatisfied judgment or unfulfilled order outstanding against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

27       INSOLVENCY

27.1 No order has been made or resolution passed or petition presented for the winding-up of the Company and there is not outstanding:

27.1.1   any order or Petition for the winding-up of the Company;

27.1.2 any appointment of a receiver over the whole or any part of the undertaking or assets of the Company;

27.1.3   any order or petition for the administration of the Company

27.1.4   any voluntary arrangement between the Company and any of its creditors;

27.1.5 any distress or execution or other process levied in respect of the Company, which remains undischarged;

27.1.6 any unfulfilled or unsatisfied judgement or court order against the Company.

27.2     The Company is not deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

28       INTELLECTUAL PROPERTY

28.1 Details of all Registered Group Intellectual Property are set out in the Disclosure Letter. Each registration of any Group Intellectual Property is so far as the Warrantors are aware valid and subsisting and the Warrantors have not received any notice opposing or challenging any of them by any person. All registration and renewal fees in respect of such registered Group Intellectual Property have been paid on time and none are currently due.

28.2 The Group is the sole legal and beneficial owner of all Group Intellectual Property required for, or used in, developed for use in or necessary to the conduct of the Business as now conducted or exploited in, the operation of the Business, free from all liens, charges, equities and encumbrances.

28.3 All licenses relating to Licenced Intellectual Property to which each Group Company is a party are in full force and effect and so far as the Warrantors are aware the Group holds valid licences to use any third party Intellectual Property required for or used in the Business and nothing has been done and no event has occurred, by reason of which any such licenses or agreements may prematurely be terminated, and so far as the Warrantors are aware none of such licenses is liable to be determined (whether automatically or at the desire of any party thereto) by reason of the execution or performance of this Agreement. Particulars of all other written agreements relating to the Licenced Intellectual Property are set out in the Disclosure Letter.

28.4 The Company has not received any notice from any person that the operations including without limitation the use of the University Software carried on by any Group Company infringe any Intellectual Property of any other person, constitute passing-off, unfair competition, or breach of confidentiality or give rise to any payment (or payment obligation) by any Group Company of any royalty, fee, or other payment of any description whatsoever.

28.5 No Group Company has, in designing, developing or manufacturing any products, exactly, wholly or substantially (directly or indirectly) copied or reproduced any products, designs or copyright works (or any part thereof) in which any third party owns rights.

28.6 No third party is making or (so far as the Warrantors are aware) threatening, or during the last 3 years has made or threatened, in relation to any Group Intellectual Property, any infringing use or exploitation or any claim or challenge. So far as the Warrantors are aware, no person is doing or threatening any thing, has done any thing, which constitutes passing-off, unfair competition or breach of confidentiality actionable by any Group Company.

28.7 The Disclosure Letter sets forth all products marketed or that have been marketed by the Company within the past two years.

28.8 The Disclosure Letter describes all Group Intellectual Property which has been licensed to third parties (other than license to end-users in accordance with a software license in the ordinary course of business).

28.9 All of the Group Intellectual Property Rights will remain the Group Intellectual Property after the consummation of the transactions contemplated by this Agreement, without the requirement that any consent to assignment be obtained or any payment be made.

28.10 The Company has taken such action to protect the Group Intellectual Property as the Company deems necessary for the Company to use such rights in its business as currently conducted or currently contemplated without the payment of royalties or penalties.

28.11 Without limiting the generality of the foregoing all employees, contract workers, consultants and other agents of the Company have executed agreements sufficient to vest in the Company ownership or the right to use the Group Intellectual Property on which they have performed services in the business of the Company as currently conducted without the payment of royalties or penalties.

28.12 So far as the Warrantors are aware no third party has acquired any rights in relation to any of the Group Intellectual Property nor have they asserted any moral rights (as provided for in

         Sections 77 and 80 of the Copyright, Designs and Patents Act 1988) against any Group Company.

28.13 The Intellectual Property Report is true and accurate and complete in all material facts and is not misleading.

28.14    YEAR 2000 COMPLIANCE

28.14.1 All current and past products offered by the Company (including any predecessor in interest) and all enhancements, upgrades, customizations, modifications, maintenance and the like are, Year 2000 Compliant.

28.14.2 The Company has not received notice of any claim, action, proceeding or investigation concerning the Year 2000 Compliance of its products, services or operations, and there is no basis for any such regulatory action, investigation or proceeding.

28.14.3 The Warrantors Disclosed true, correct and complete copies of any customer agreements or other materials in which the Company has furnished (or could be deemed to have furnished) assurances as to the Year 2000 Compliance of its products or services, including any responses to surveys or requests for certification of Year 2000 Compliance and letters of assurance to customers.

28.14.4 So far as the Warrantors are aware, all of the Company's facilities in all locations (including mechanical systems, lifts, security systems, fire suppression systems, telecommunications systems, fax machines, photocopy machines, and equipment) are Year 2000 Compliant whether or not owned by the Company.

28.14.5 For purposes of this Agreement, "Year 2000 Compliant" shall mean the capabilities of the relevant item to perform the functions defined in the British Standards Institute document referenced Disc PD 2000 before during or after 1 January 2000.

28.14.6 The Warrantors have Disclosed all internal investigations, memoranda, budget plans, forecasts or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies, and facilities of the Company and the Company's vendors, to the extent any shall have been prepared or delivered prior to the date hereof.

29       COMPLIANCE

29.1 So far as the Warrantors are aware all necessary licenses, consents, permits and authorities (public and private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licenses, consents, permits and authorities are valid and subsisting and none of the Warrantors know of any reason why any of them should be suspended, cancelled or revoked or should not be renewed upon the expiry of their existing term.

29.2 The Company has conducted its business in accordance with all applicable laws and regulations of the United Kingdom and any relevant foreign country in which the business is conducted.

29.3 No agreement, practice or arrangement to which the Company is party is or ought to be or ought to have been registered under, or infringes, any competition, anti-restrictive trade practice or consumer protection legislation applicable in the United Kingdom or elsewhere.

29.4 There is not in existence or (so far as the Warrantors are aware) pending any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

30       CHARGES

30.1 No debenture, fixed charge, floating charge or other incumbrance over the assets and undertaking has been created by the Company which is still subsisting.

31       DIRECTORS AND OFFICERS

         The Directors are the only directors of the Company and no person is a shadow director (within the meaning of section 741 of the Companies
         Act) of the Company.

32       CAPITAL OF THE COMPANY

32.1     The authorised and issued share capital of the Company is as set out in
         SCHEDULE 2.

32.2 Save as provided in clause 8.1.2 the Sellers are the beneficial owners and registered holders of the Shares which have been issued in proper legal term and are fully paid or credited as fully paid.

32.3 There is not now outstanding any loan capital of the Company nor any agreement, arrangement or option under which any person may now or at any time hereafter call for the creation, allotment, issue, sale or transfer of any loan or share capital of the Company or require any loan or share capital of the Company to be put under option.

32.4 3i is the beneficial owner and registered holder of 62815 A Ordinary Shares of (pound)1.00 each and 105 3947 Preference Shares of (pound)0.01 each which are fully paid and it is entitled as beneficial owner to sell such of the Shares as set out opposite its name in column 2 of Schedule 1 free from all claims, charges, liens, encumbrances, equities and adverse rights of any description and together with all rights attached or accruing thereto.

33       EFFECTS OF AGREEMENT

         This Agreement will not entitle any person to terminate or avoid any contract to which the Company is party.

                                   SCHEDULE 4

                                     PART 2

                               TAXATION WARRANTIES

1        GENERAL

1.1 Each Group Company has no liability for Tax (whether actual, deferred or contingent) in respect of any financial period down to and including the Accounts Date or referable to profits (including income and gains) made or deemed to have been made on or before the Accounts Date which has not been provided for or disclosed in the Accounts and each Group Company has duly paid all Tax which it has become liable to pay.

1.2 Each Group Company has not since the Account Date paid nor is it liable to pay any interest, penalty, fine or default surcharge in connection with any Tax nor is any such liability likely to arise. In addition, no Group Company's affairs have been or (so far as the Warrantors are aware) are likely to be the subject of any dispute, investigation or discovery by or with any Tax Authority.

1.3 Each Group Company has within the requisite period properly made all returns and supplied all notices, accounts and information for the purposes of Tax required to have been made or supplied to any Tax Authority and, none of the returns, notices, accounts and information has been or is the subject of any dispute, investigation or discovery (other than routine questions and audit visits) by or with any Tax Authority.

1.4 During the six years preceding the date of this Agreement, no Group Company has entered into or been a party to any transaction, scheme or arrangement containing steps inserted for no commercial purpose other than avoiding Tax.

1.5 During the six years preceding the date of this Agreement, no Group Company has been a party to any transaction to which any of the following provisions have been, or could be, applied, other than where all necessary consents or clearances have been obtained on the basis of full and accurate disclosure to the relevant Tax Authority and where the transaction has been carried out in accordance with the terms of such consent or clearance: sections 703 to 709 (inclusive) of the Taxes Act (cancellation of tax advantages from certain transactions in securities); sections 765 to 767 (inclusive) of the Taxes Act (migration etc. of companies); section 776 of the Taxes Act (transactions in land: taxation of capital gains); and sections 135 to 139 (inclusive) of the TCGA (company reconstructions and amalgamations).

1.6 No Group Company has made any election under section 37 of the Capital Allowances Act 1990 nor has it or could it be taken to have made such an election under section 37(8)(c) (election for assets to be treated as short-life assets).

1.7 No Group Company has incurred any capital expenditure on the provision of machinery or plant for leasing under chapter V of Part II of the Capital Allowances Act 1990.

1.8 No Group Company has made any distribution prior to Completion within the meaning of section 418 of the Taxes Act (and for the purposes of this Warranty "distribution' includes certain expenses of close companies).

1.9 No Group Company is or has been a close investment holding company within the meaning of section 13A of the Taxes Act.

1.10     No Group Company has made any loans or advances within the meaning of section 419 (as extended by section 422) of the Taxes Act (loans to participators etc).

1.11 No transfer of value (as defined in section 3 of the Inheritance Tax Act 1984) has ever been made by any Group Company so that the provisions of section 94 of the Inheritance Tax Act 1984 (charge on participators) could not apply.

1.12 During the six years preceding the date of this Agreement, no Group Company has made nor has it been entitled to make any claim under any of the following provisions of the TCGA: section 23 (compensation and insurance proceeds applied to replace or restore asset); section 24(2) (assets lost or destroyed or whose value becomes negligible); sections 48 and 280 (consideration due after time of disposal); section 247 (roll-over relief on compulsory acquisition of land); sections 152 to 154 (roll-over relief on business assets); and section 161(3) (appropriation to trading stock).

1.13     No Group Company has disposed of any asset in circumstances such that section 17 of the TCGA could apply (disposals and acquisitions treated as made at market value).

1.14 No Group Company is entitled to a capital loss to which sections 18(3) and (4) of the TCGA is applicable (disposals to a connected person).

1.15 No Group Company has acquired shares on a reorganisation within the meaning of section 126 of the TCGA to which the second proviso to section 128(2) of the TCGA could apply (restriction on deductibility of expenditure where transaction not at arm's length).

1.16 No gain chargeable to corporation tax will accrue to any Group Company on the disposal of any debt owed to the relevant Group Company not being a debt on a security.

1.17 No Group Company has acquired benefits under any policy of assurance which would on disposal give rise to a chargeable gain under section 210 of the TCGA (disposals by a person other than the original beneficial owner).

1.18 No Group Company has received any assets by way of gift and as mentioned in section 282 of the TCGA (recovery of tax from donee).

1.19 No Group Company owns any debts on a security or shares to which sections 182 and 183 of the TCGA could apply on their disposal and has not made any such disposal since 15th March 1988.

1.20     No Group Company is deemed to have made a disposal of any assets under section 186 of the TCGA (assets ceasing to be within the charge to UK tax) nor has any Group Company made any claim or election under section 187 of the TCGA (postponement of gains relating to foreign trades).

1.21     No Group Company owns any assets which are wasting assets within section 44 of the TCGA and which do not qualify for capital allowances.

1.22 No Group Company has made any distributions within the meaning of sections 209 and 210 of the Taxes Act since 5th April 1965 except for dividends shown in its audited accounts nor is any Group Company bound to make any such distributions.

1.23 No Group Company has issued any security within the meaning of section 254 the interest or other consideration given in respect of which falls to be taxed under section 209.

1.24 During the six years preceding the date of this Agreement, no Group Company has redeemed, repaid or purchased any of its own shares or agreed to redeem, repay or purchase any of its own shares or converted or agreed to convert its share capital or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description. In addition, during these six years no Group Company has been a party to an exempt distribution within the meaning of sections 213 to 218 (inclusive) of the Taxes Act within the last 6 years (demergers - exempt distributions).

1.25 No Group Company has issued any share capital to which the provisions of section 249 of the Taxes Act (stock dividends treated as income) could apply nor does it own any such share capital (shares carrying the right to bonus share capital).

1.26 Each Group Company has duly paid and accounted for all sums payable to the Inland Revenue in respect of income assessable to income tax under schedule E (including any sums payable in respect of benefits provided to the relevant Group Company's employees or former employees) under section 203 of the Taxes Act and all regulations made under it and has duly paid and accounted for all National Insurance contributions required of it under the provisions of the Social Security Contributions and Benefits Act 1992 (as amended) and regulations made under it.

1.27 Each Group Company has correctly operated a statutory sick pay scheme in accordance with the provisions of the Social Security and Contributions and Benefits Act 1992 and the regulations made under it; a statutory maternity pay scheme in accordance with the provisions of the relevant UK or European community Legislation.

1.28     Each Group Company has where necessary complied with the provisions of section 85 of the Finance Act 1988 (duty to furnish returns where person acquires shares in a company in certain circumstances).

1.29     No Group Company has declared or paid a dividend.

1.30 Each Group Company is and has at all times been resident in the United Kingdom for Tax purposes.

1.31 No Group Company has agreed to surrender or claim any amount by way of group relief under the provisions of sections 402 to 413 (inclusive) of the Taxes Act (group relief).

1.32 Since the Accounts Date no Group Company has made any payment either alone or in aggregate with any other payments of a similar nature which exceed (pound)6,000 which will not be deductible for the purposes of corporation tax in computing the taxable profits or losses of the relevant Group Company.

1.33 So far as the Warrantors are aware, there are no circumstances where any Group Company will be obliged to pay or repay any amount of consideration for relief surrendered pursuant to an agreement made on or before Completion.

1.34 There has been no change in the ownership of any Group Company or major change in the nature or conduct of a trade or business carried on by any Group Company and no event or series of events which might cause the disallowances of the carry forward of losses or excess charges under the provisions of Section 768, 768B or 768C of the Taxes Act.

1.35 So far as the Warrantors are aware, there are no circumstances nor is it likely that any Group Company will be obliged to pay by way of reimbursement or indemnity any Tax under a covenant or indemnity entered into on or before Completion.

2        STAMP DUTY AND STAMP DUTY RESERVE TAX

2.1 All documents in the enforcement of which a Group Company may be interested have been properly stamped or marked as appropriate that no stamp duty is payable and the appropriate stamp duty has been paid and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

2.2      No Group Company has made any claim for relief from stamp duty under section 42 of the Finance Act 1930 or section 151 of the Finance Act 1995.

2.3 No Group Company has had transferred to it any chargeable securities (as defined in section 99 of the Finance Act 1986) in circumstances which have given rise to or which may give rise to a liability for stamp duty reserve tax.

3        VALUE ADDED TAX

3.1 Each Company is a taxable person for the purposes of VAT and has duly registered with its local Customs and Excise Office.

3.2 Each Group Company has at all times issued correct tax invoices to all persons properly requiring the same in respect of its taxable supplies either by way of goods or of services and has likewise requested and received all appropriate tax invoices from its suppliers and others and has kept in all material respects, the records and documents required to complete and verify its quarterly VAT returns and has in all material respects complied with the VAT legislation and all regulations, notices, orders, provisions, directions and conditions relating to VAT.

3.3 No Group Company is in arrears with any payments or returns under legislation relating to VAT or liable to any abnormal or non-routine payment of VAT or any forfeiture, penalty, interest or surcharge or to the operation of any penal, interest or surcharge provisions contained in such legislation.

3.4 As far as the Warrantors are aware, no Group Company is partially exempt for the purposes of VAT.

3.5 No Group Company has been required by the Commissioners of HM Customs and Excise to give security. Since the date of its incorporation no Group Company has received a surcharge liability notice under section 59 of VATA (default surcharge) or a penalty liability notice under section 64 of VATA (persistent misdeclaration resulting in understatements or overclaims).

3.6 There is not nor has there at any time been in force a group or similar election for Section 43 VATA purposes in relation to any Group Company and no Group Company has been the subject of an application for group registration.

3.7 No Group Company is or has agreed to become agent, manager or factor (for the purposes of section 47 of VATA) of any person who is not resident in the United Kingdom.

3.8 No Group Company nor any relevant associate of any Group Company (within the meaning of paragraph 3(7) of schedule 10 to VATA) has made an election under paragraph 2 of schedule 10 to VATA (election to waive exemption), in respect of any land in, over or in respect of which any Group Company has any interest right or licence to occupy.

3.9 No Group Company is bound nor has agreed to become bound by any lease, tenancy or licence in or over land under the terms of which it is or is likely to become liable to pay an amount in respect of VAT.

3.10 No Group Company owns any assets which are or could be subject to the Capital Goods Adjustment Scheme pursuant to part XV Value Added Tax Regulations 1995 (SI 1995.2518).

4        GROUP PROVISIONS

4.1 The Group forms a group for the purposes of section 402 of the Taxes Act and there are no arrangements in existence within the meaning of section 410 of the Taxes Act which would preclude a Group Company from being registered as a member of the Group.

4.2 The provisions of sections 413(7) and (8) of the Taxes Act as supplemented by the provisions of schedule 18 to the Taxes Act do not apply and the Vendors is not aware of any reason as to why they may apply (restriction of group relief).

4.3 No Group Company owns any asset which it has acquired from another company which was at the time a member of the Group and which owned that asset other than as trading stock within the meaning of section 173 of the TCGA.

4.4 No Group Company has ceased to be a member of a group of companies in circumstances in which a charge under sections 178 and 179 of the TCGA has arisen.

4.5 No Group Company has made a claim under section 175 of the TCGA (replacement of business assets by a member of a group) or sections 247 and 152 to 154 (inclusive) TCGA.

4.6 Copies of all elections made pursuant to section 247 of the Taxes Act (claim to have dividends and interest paid gross) are set out in the Disclosure Letter.

4.7 No Group Company has paid any dividend without advance corporation tax or paid any payment without deduction of income tax in the circumstances specified in section 247(6) of the Taxes Act.

5        LOAN RELATIONSHIPS

5.1 Each Group Company which is a party to a loan relationship (within the meaning of section 81 of the FA (meaning of "loan relationship" etc.)) uses, in respect of the loan relationship in its statutory accounts, a basis of accounting which is or equates to an authorised accounting method under section 85 of the FA (authorised accounting methods).

5.2 No Group Company has, in respect of a loan relationship within the meaning of section 81 of the FA (meaning of "loan relationship" etc), applied:

5.2.1 an authorised accounting method inconsistently or otherwise in a materially different way in successive accounting periods; or

5.2.2 used a different authorised accounting method for the same or successive accounting periods;

         as provided by section 89 of the FA (inconsistent application of accounting methods).

5.3 No Group Company is required to use an authorised accruals basis of accounting in respect of a creditor relationship by virtue of section 87 of the FA (accounting method where parties have a connection).

5.4 No Group Company has received a payment of interest on which it has borne income tax by deduction and in relation to which interest a credit has been brought into account for the purposes of chapter 2 of the FA (loan relationship) for an accounting period ending more than 2 years before the date of the receipt.

5.5 No Group Company is subject to a restriction as to the amount of the loss that it may bring into account in respect of a loan relationship by virtue of paragraph 10 of the schedule 9 to the FA (imported losses etc).

5.6 No Group Company has acquired or disposed of rights or liabilities in respect of a loan relationship where the company from which it made the acquisition, or to which it made the disposal, was a member of the same group of companies within the meaning of paragraph 12 of schedule 9 to the FA (continuity of treatment: groups etc).

5.7 No Group Company has been a party to a loan relationship which has an unallowable purpose within the meaning of paragraph 13 of schedule 9 to the FA (loan relationships for unallowable purposes).



                                   SCHEDULE 4

                                     PART 3

                               PROPERTY WARRANTIES


1 The particulars of the Property described in Schedule 3 Part I are true complete and accurate.

2 Save as Disclosed in the Disclosure Letter the Property is not subject to any occupation (whether permitted or otherwise) of any third party.

3 There is no mortgage, charge or lien (whether legal or equitable, fixed or floating) or other right in the nature of security over the Company's interest in the Property nor any agreement or commitment to create any of the same.

4 So far as the Warrantors are aware there is no outstanding agreement for sale, estate contract, option or right of pre-emption affecting the Property.

5 No application by the Company for planning permission relating to the Property awaits determination and no planning decision or deemed refusal is the subject of any appeal.

6 No notice or requirement materially affecting any Property or to use has been given or received by the Company and the Warrantors are not aware of any circumstance which might lead to such a notice or requirement being given or received.

7 The Property is not affected by any transitional arrangements or appeal in respect of the uniform business rate.

                                   SCHEDULE 4

                                     PART 4

                 ENVIRONMENTAL AND HEALTH AND SAFETY WARRANTIES

1 So far as the Warrantors are aware each Group Company complies in all material respects with all conditions, limitations, obligations, prohibitions and requirements contained in or imposed by any Environmental Law;

2 No Environmental Permits have been obtained and as far as the Warrantors are aware no Group Company is required to have any Environmental Permits;

3 No Group Company nor any person for whose acts or omissions it may be vicariously liable is engaged in or subject to any civil, criminal or arbitration proceedings pending or threatened by or against any Group Company or against such person and there are no facts or circumstances likely to give rise to any such proceedings;

4 The Company has not had any Environmental Reports prepared and so far as the Warrantors are aware no environmental audits or investigations have been carried out or commissioned by any Group Company in relation to the Properties and/or the Group's compliance with Environmental Law;

5 So far as the Warrantors are aware all records and data required to be maintained by any Group Company under the provisions of any Environmental Law regarding the operation of the business of the Group including any processes carried on at or emissions and discharges from the Properties is complete and accurate in all material respects.

6 So far as the Warrantors are aware, no Group Company has breached any material provision of Health and Safety Law.

                                   SCHEDULE 4

                                     PART 5

                               PENSION WARRANTIES


1        DEFINITIONS

         In this Part 5 of this Schedule:-

         "1988 Act" means the Income and Corporation Taxes Act 1993;

         "1993 Act" means the Pension Schemes Act of 1993;

         "1995 Act" means the Pensions Act 1995.

2        NO PENSION SCHEME

2.1 Neither Group Company operates a defined contribution, money purchase or occupational pension scheme within the meaning of the 1993 Act and/or the 1995 Act.

2.2 Both of the Group Companies have complied in full with their moral and/or contractual applications to employees to make contributions towards pension plans nominated by the employees from time to time.

2.3 There is no unfunded liability on the part of the Company to make contributions into any pension scheme for the benefit of (i) all employees generally; or (ii) individual employees (as the case may be).

3        DISPUTES

         There are no pending claims for incapacity or ill-health pensions and there are no current disputes concerning such benefits.

                                   SCHEDULE 5

                             COMPLETION REQUIREMENTS


1

1.1      SELLERS' DELIVERY OBLIGATIONS

         At completion, the Sellers shall deliver (or procure to be delivered) to the Purchaser:

1.1.1 duly executed transfers of the Sellers and 3i's Shares to the Purchaser and/or its nominee(s) together with the definitive share certificates in respect of such Shares in the names of the relevant transferors;

1.1.2 evidence to the Purchaser's reasonable satisfaction of the authority of any person executing this Agreement or any document to be executed pursuant to it on behalf of the Sellers and 3i;

1.1.3 duly executed voting powers of attorney in the Agreed Form in favour of the Purchaser executed by each of the registered holders of the Shares and a letter from 3i agreeing to vote the 3i Shares as the Purchaser directs;

1.1.4 written resignations as officers of each Group Company from G.H. Brown and D.C. Pratt;

1.1.5 a statement from the Auditors of the Company confirming that they have no claims against any Group Company for unpaid fees or expenses'

1.1.6 the statutory registers and other books of each Group Company made up to date, the certificates of incorporation and certificates of incorporation on change of name, the common seals and copies of the memorandum and articles of each Group Company;

1.1.7    all original leases relating to the Property;

1.1.8 copies of all bank mandates of each Group Company and statements showing the balances on all bank accounts of each Group Company at the close of business on a date no earlier than 2 Business Days before the Completion Date, together with a reconciliation statement prepared by the Sellers to show the position at Completion listing all amounts lodged but not cleared and unpresented cheques which when cleared would be debited or credited to such accounts and standing orders payable since the date of the statements;

1.1.9 a letter in the Agreed Form from each of the Sellers and 3i executed as a deed irrevocably and unconditionally releasing and discharging each Group Company and each director for the time being of each Group Company from all obligations, indebtedness or liabilities to each of the Sellers and 3i including without limitation pursuant to any of the following:

         (a) Investment Agreement between Kestra Limited, M.A. Bowes, C.B. Jackson, J. Tinning and 3i Group Plc dated 20 May 1998;

         (b) Deed of Guarantee and Indemnity between Visual Developments Limited to 3i Group Plc dated 20 May 1998;

         (c) Investment Agreement between Kestra Limited, the Promoters, Manchester Technology Developments Limited, Vuman Limited, Philip Ternouth and others and 3i Group Plc.

         (d) Investment Agreement dated 2 December 1998 between M. Bowes Esq., C.B. Jackson Esq. And others and 3i Group Plc; and

1.1.10   the Tax Deed duly executed as a deed by the Covenantors;

1.1.11 the Service Agreements duly executed by Messrs Dr M Bowes, C B Jackson, A Hill, S Solloway, A Ratter and A Yates;

1.1.12   the Consultancy Agreements duly executed by Messrs Coote and Taylor;

1.1.13   A memorandum of Satisfaction from 3i in the agreed form;

1.1.14 audited accounts of each Group Company signed by the Board of each Group Company for the year ended 31st July 1998;

1.1.15 evidence in terms satisfactory to the Purchaser that Co-Operative Bank has provided written waiver of its right to terminate any leases with the Company upon change of control;

1.1.16   a Compromise Agreement in the agreed form, duly executed by John
         Tinning;

1.1.17 the Supplemental Agreement to the Software Agreement in the agreed form, duly executed by the Parties thereto.

1.2      SELLERS' PERFORMANCE OBLIGATIONS

         At Completion, the Sellers shall:

1.3 procure that a meeting of the directors of the Company shall be held at which it is resolve to:

         (a) approve the transfers of the Shares and (subject to them being duly stamped) the registration of the Purchaser and/or its nominee(s) as members in respect of the Shares;

         (b) revoke all existing bank mandates and to issue such new mandates to banks as the Purchaser may require;

         (c) appoint such persons as the Purchaser may nominate as auditors of the Company with immediate effect;

         (d) appoint such persons as the Purchaser may nominate as directors and secretary of the Company with immediate effect;

         (e) change the registered office of the Company to such place as the Purchaser may nominate;

         (f) change the accounting reference date of the Company to such date as the Purchaser may nominate;

         (g) approve and authorise the execution by the Company of the Service Agreements; and

         (i) to call an Extraordinary General Meeting of the Company to approve the revocation of the existing Articles of Association of the Company and to approve new Articles of Association in the form approved by the Purchaser, in substitution therefor and to change the name of the Company to Cyberoptics Limited.

1.4 procure that, immediately following the meeting of directors and shareholders referred to in PARAGRAPH 1.2.1, a meeting of the directors of the Subsidiary is held to give effect to such of the matters referred to in PARAGRAPH 1.1 and to pass such other resolutions as the Purchaser may reasonably require including (without limitation) to adopt new Articles of Association and to change the name of the Subsidiary to Kestra Limited.

1.5 Procure that the Seller's Solicitors deliver a duly executed Escrow Instruction Letter.

1.6      PURCHASER'S OBLIGATIONS

         Upon completion of all the matters referred to in PARAGRAPHS 1.1 and 1.2, the Purchaser shall:

1.6.1 pay the Initial Consideration and pay the Retention Fund into the Joint Account details of which are set out in Clause 4.1.4;

1.6.2    deliver to the Sellers' Representative:

         (a)      the Tax Deed duly executed by the Purchaser;

         (b)      the Service Agreements duly executed by the Company;

         (c)      the Consultancy Agreements duly executed by the Company;

         (d) produce and deliver an authority (in the form of [a duly held board meeting of the Purchaser]) confirming that the person signing this Agreement and all other documentation on its behalf to affect Completion in duly authorised by the Purchaser;

         (e)      a duly executed Escrow Instruction Letter;

         (f)      the Loan Note Certificate duly executed;

         (g) (signing authority from the Bank providing the guarantee under the Loan Notes];

1.6.3    pay the Retention Fund into the Joint Account.



                                   SCHEDULE 6


AGREED FORM DOCUMENTS

1.       Tax Deed

2. Power of attorney to vote pending registration of the transfer of the Shares

3.       Service Agreements

4. Letter of release from third parties including 3i Group plc of obligations and indebtedness

5.       Completion board minutes of the Company and the Subsidiary

6.       Indemnity for lost share certificate

7. Written resignations and releases of directors and secretary (as appropriate)

8.       Consultancy Agreements

9.       Closing Balance Statement

10.      Business Report

11.      Compromise Agreement (John Tinning)

12.      Supplemental Agreement to the Software Agreement

13.      3i Memorandum of Satisfaction

                                   SCHEDULE 7

                                 VUMAN GUARANTEE


1        Guaranteed Obligations

1.1 If MTD fails to comply with any of the provisions of this Agreement on the due date, following a failure by MTD to comply with demand by the Purchaser to do so, then the Guarantor guarantees that it shall (on first demand by the Purchaser)following a failure by MTD to comply with a demand by the Purchaser to do so, immediately perform and discharge the obligations of MTD under those provisions.

2        Guarantee Continuing and Additional to Any Other Rights

         The guarantee set out in Paragraph 1 (Guaranteed Obligations):

         (a) is a continuing guarantee and shall remain in force and effect until MTD has performed and discharged all of its obligations under this Agreement; and

         (b) is additional to (and not in substitution for) any other security or guarantee which is or may be held by the Purchaser from time to time in respect of the obligations of MTD under this Agreement save that, prior to the Escrow Release Date, no claim shall be made on the Guarantor until such time as the funds held in the Joint Account have been exhausted.

3        Liability

         The Guarantor's liability under Paragraph 1 (Guaranteed Obligations) shall not be affected by any concession, time, indulgence or release granted by the Purchaser to MTD or any other person or by any payment or other dealing or anything else which would, but for this Paragraph 3 operate to discharge or reduce that liability.

4        Primary Obligor

         If anything (including any legal limitation, disability, liquidation or other incapacity on the part of MTD) or any disclaimer by a liquidator or trustee in bankruptcy causes any of MTD's obligations under this Agreement and/or the guarantee set out in Paragraphs 1 (Guaranteed Obligations) to be or become invalid or unenforceable, then the Guarantor shall perform and discharge all of MTD's obligations under this Agreement as if they were the primary obligations of the Guarantor.

5        No Deduction or Withholding

         The Guarantor shall make any payments due from it under this Schedule 7 in full, without any deduction or withholding in respect of any claim (whether by way of set-off, counterclaim or otherwise) asserted from time to time by it under this Agreement or in respect of any other matter or thing.


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6        Postponement of the Guarantor's Ability to Exercise Rights

         The Guarantor shall not exercise any rights which it may have against MTD arising from or otherwise relating to its guarantee under Paragraph 1 (Guaranteed Obligations) or its other obligations under this Schedule 7 unless and until all of the obligations of MTD and the Guarantor under this Agreement have been performed and discharged.

7        Enforcement

         The Purchaser may only claim under the guarantee set out in Paragraph 1 (Guaranteed Obligations) after first making demand of MTD but is not required to take any action to claim under or enforce any other right, security or other guarantee which it may hold from time to time in respect of the other parties' obligations under this Agreement.

8        Obligations Unconditional and Irrevocable

         The Guarantor's obligations under this Clause, including its guarantee under Paragraph 2 (Guaranteed Obligations), are unconditional and irrevocable, but for the avoidance of doubt cease at such time as the obligations of MTD under the Agreement cease and shall not give rise to any greater liability to the Guarantor than the liability where MTD has under the Agreement.


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EXECUTED and DELIVERED as a DEED )

by                )              ........................................

in the presence of



Witness

Signature:

Name:

Address:

Occupation:


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